EXHIBIT 4.2

Note: Set forth below is an English summary of excerpts from the Minutes of a Combined Meeting of Shareholders (Assemblee Generale Mixte) of Technip held on April 28, 2006. This English version is only a summary, and not a literal translation, of the French language minutes of such Meeting and has been prepared to comply with the requirements of the Securities and Exchange Commission. The English version does not create or evidence any obligations of the registrant, nor does it create rights in any person. In the event of any inconsistency between this English language version and the French original, the latter will control.

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                               ELEVENTH RESOLUTION
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Authorization to be granted to the Board of Directors to increase the share capital by issues of securities for which the subscription is reserved to members of a Group Savings Plan (Plan d'Epargne d'Entreprise)

     The General Meeting, voting under the conditions of quorum and majority required for extraordinary meetings, having heard:
          > the Board of Directors' report;

          > and the Statutory Auditors' Special Report;

     and within the context of the provisions of Article L. 443-5 of the French Labor Code and Article L. 225-138-1 of the French Commercial Code and pursuant to the provisions of Article L. 225-129-6 of the French Commercial Code,
     Authorizes the Board of Directors to increase, on one or several occasions and in its sole discretion, the share capital up to a maximum par value representing 3% of the share capital of the Company on the day the authorization is implemented, by issuing shares or securities giving access to the share capital of the Company reserved for members of a Group Savings Plan (Plan d'Epargne d'Entreprise) of the Company and French or foreign companies affiliated with it according to provisions of Article L. 225-180 of the French Commercial Code and Article L. 444-3 of the French Labor Code.
     Decides to waive in favor of the members of the Group Savings Plan
     (Plan d'Epargne d'Entreprise), as defined in the preceding paragraph, the shareholders' preferential subscription right to subscribe for shares or other securities giving access the share capital to be issued pursuant to this resolution;
     Resolves, pursuant to the provisions of Article L. 443-5 of the French Labor Code, to set the discount at 20% of the average of the opening price of the Company's shares on Eurolist by Euronext(TM) during the twenty trading sessions preceding the day of the decision setting the opening date of subscriptions, and at 30% of the same average when the duration of the lock-up period stipulated by the plan pursuant to Article L. 443-6 of the French Labor Code is greater than or equal to ten years. However, the General Meeting specifically authorizes the Board of Directors to reduce the aforementioned discount, if it deems appropriate, to take into account any applicable legal, accounting, tax-related and employment regimes in local jurisdictions. The Board of Directors may also substitute all or part of the discount with a free allocation of shares or other securities


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     giving access to the Company's share capital, existing or to be issued. The total benefit resulting from such allocation and any discount mentioned above may not exceed the benefit that members of the Group Savings Plan would have received if that variance had been 20% or 30% when the lock-up period stipulated by the plan pursuant to Article L. 443-6 of the French Labor Code is greater than or equal to ten years.
     Resolves pursuant to Article L. 443-5 of the French Labor Code that the Board of Directors may also provide for the allocation, free of charge, of shares or other securities giving access the Company's share capital as employer's matching contribution, provided that posting them at their equivalent pecuniary value, appraised at the subscription price, will not have the effect of exceeding the limits provided in Article L. 443-7 of the French Labor Code.
     The General Meeting also resolves that the characteristics of the other securities that give access to the share capital of the Company will be determined by the Board of Directors in accordance with the conditions set by law.
     The Board of Directors shall be vested with all powers, with the right to delegate or subdelegate according to legal provisions, required to implement this authorization, and, in particular, to set the terms and conditions of the issues that will be made by virtue of this authorization and to postpone it, to set the amount offered for subscription and the opening and closing dates of the subscriptions, the price, the dividend-entitlement dates of the shares issued, the methods and time limits for paying for the securities and, if applicable, to request their admission to listing wherever appropriate, to report the completion of share capital increases in the amount of the shares that will actually be subscribed, to accomplish, directly or by agent, any transactions and formalities connected with increases in the share capital, to make the necessary amendments to the bylaws and, in its sole discretion and, if it deems appropriate, to charge the costs of the capital increases against the amount of premiums pertaining to those issues and to withdraw from that amount the sums necessary to bring the statutory reserve to one tenth of the new share capital after each capital increase and to make all appropriate disclosures and take any required measures.
     This authorization shall invalidate any previous authorization that has the same purpose. It shall be valid for a period of twenty-six months following the date of this General Meeting. Furthermore, the General Meeting ascertains, to the extent necessary, that this authorization shall have the effect of meeting the requirements of Articles L. 225-129-6 of the French Commercial Code, with respect to the duty of consultation further to a share capital increase.